    Exhibit 15

August 26, 2015

Securities and Exchange Commission

100 F Street N.E.

Washington, D.C. 20549

We are aware that Iconix Brand Group, Inc. has incorporated by reference in its Registration Statements on Form S-3 (Nos. 333-128425, 333-137383, 333-139575, 333-146288, 333-159640, and 333-158861) and Form S-8 (Nos. 333-184313, 333-27655, 333-49178, 333-68906, 333-75658, 333-127416, 333-138134, and 333-161419) our report dated August 12, 2015, relating to the Company’s unaudited interim consolidated financial statements appearing in its quarterly report on Form 10-Q/A for the quarter ended June 30, 2015. Pursuant to Regulation C under the Securities Act of 1933, that report is not considered a part of the registration statement prepared or certified by our firm or a report prepared or certified by our firm within the meaning of Sections 7 and 11 of the Act. It should be noted that we have not performed any procedures subsequent to August 12, 2015.

/s/ BDO USA, LLP

New York, New York